Exhibit 23.2
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
We consent to the incorporation by reference in this Registration Statement on Form S-4 (i) of our reports dated March 1, 2011, relating to the consolidated financial statements of Duncan Energy Partners L.P. and subsidiaries (which report expresses an unqualified opinion and includes an explanatory paragraph indicating the financial statements of Duncan Energy Partners L.P. have been prepared from the separate records maintained by Enterprise Products Partners L.P. or affiliates and may not necessarily be indicative of the conditions that would have existed or the results of operations if Duncan Energy Partners L.P. had been operated as an unaffiliated entity) and the effectiveness of Duncan Energy Partners L.P.’s internal control over financial reporting, appearing in the Annual Report on Form 10-K of Duncan Energy Partners L.P. for the year ended December 31, 2010 and (ii) to the reference to us under the heading “Experts” in the proxy statement/prospectus, which is part of this Registration Statement.
/s/ Deloitte & Touche LLP
Houston, Texas
June 30, 2011